Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

Williams Scotsman, Inc.

Willscot Equipment, LLC,

Space Master International, Inc.,

Evergreen Mobile Company,

Truck & Trailer Sales, Inc.,

Williams Scotsman of Canada, Inc.,

Williams Scotsman Mexico S. de R.L. de C.V.,

WS Servicios de Mexico, S. de R.L. de C.V.,

Williams Scotsman Europe, S.L., and

American Homes Internacional, S.A. de C.V.